EXHIBIT 16.1



                              BAUM & COMPANY, P.A.
                        1515 UNIVERSITY DRIVE - SUITE 209
                          CORAL SPRINGS, FLORIDA 33071


May 21, 2002


Office of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

We were previously principal accountants for Centrack International, Inc. and, under the date of December 1, 2001, we reported on the financial statements of Centrack International, Inc. as of and for the year ended May 31, 2001. On February 4, 2002, our appointment as principal accountants was terminated. We have read Centrack International, Inc.'s statements included under Item 4 of its Form 8-K/A dated May 21, 2002, and we agree with such statements made regarding our firm.

Very truly yours,


/s/ Baum & Company, P.A.
---------------------------
Baum & Company, P.A.